EXHIBIT 10.18

EXECUTIVE LONG-TERM INCENTIVE AGREEMENT

This EXECUTIVE LONG-TERM INCENTIVE AGREEMENT (the “Agreement”) is made effective as of July 5, 2023 (the “Effective Date”) by and between Phibro Animal Health Corporation (the “Company”) and Larry L. Miller (the “Executive”).

WHEREAS, the Executive presently serves as Chief Operating Officer, a senior executive of the Company;

WHEREAS, the Company wishes to provide Executive with an additional incentive to exert his best efforts to assist the Company to meet or exceed its financial and other business objectives and to encourage Executive’s retention in this vital leadership role;

WHEREAS, the Company and Executive wish to enter into this Agreement to set forth the terms and conditions upon which Executive may earn long-term incentive compensation; and

NOW, THEREFORE, in consideration of the foregoing and the mutual provisions contained herein, and for other good and valuable consideration, the Company and Executive agree as follows:

1. Long-Term Incentive Payments.

(a) Executive will be eligible to receive cash payments in the amounts set forth on Exhibit A (each, an “LTIP Payment”, and collectively, the “LTIP Payments”) upon: (i) satisfaction of the service condition (each, a “Service Requirement”) set forth for each LTIP Payment on Exhibit A, or (ii) termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason (each, a “Qualifying Termination”), provided that he has remained continuously employed with the Company and/or one of its Affiliates through the date of such Qualifying Termination. For purposes of this Agreement, “Cause” and “Good Reason” shall have the meanings assigned to such terms in the Executive’s employment agreement with the Company, dated May 2, 2008, with the exception that “Cause” shall also include the Executive’s material violation of any provision of any agreement(s) between the Executive and the Company and/or its Affiliates relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions.

(b) Subject to Section 3(e): (i) each LTIP Payment shall be paid to the Executive according to the schedule set forth on Exhibit A (and in no event later than March 15 of the year following satisfaction of the applicable Service Requirement), or (ii) upon the occurrence of a Qualifying Termination, all remaining LTIP Payments not previously paid pursuant to subclause (i) shall be paid to the Executive on the first regular payroll date of the Company that is 30 days after the date of such Qualifying Termination, subject (in the case of this subclause (ii)) to (A) the Executive signing and not revoking a general release of claims in favor of the Company and its Affiliates and its and their related Persons in a form and manner satisfactory to the Company (the “Release Agreement”), (B) the Release Agreement becoming irrevocable, all within 30 days (or such longer period as required by applicable law) of the Qualifying Termination, and (C) the Executive’s ongoing compliance with the Release Agreement and any ongoing post-employment confidentiality, non-competition and non-solicitation covenants and obligations, to the extent applicable.

(c) In the event the Executive’s employment terminates for any reason other than a Qualifying Termination prior to satisfaction of the applicable Service Requirement(s), all remaining unpaid LTIP Payments shall be forfeited for no consideration.

2. Amendment and Termination. The Agreement may be amended by the Board of Directors of the Company, provided, that such amendment does not adversely affect the Executive. This Agreement shall terminate upon the payment of the LTIP Payments due to the Executive upon the occurrence of a Qualifying Termination.

3. Miscellaneous.

(a) Defined Terms.

(i) “Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

(ii) “Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in the State of New Jersey.

(iii) “Person” means any individual, partnership, limited liability company, corporation, cooperative, association, joint stock company, trust, joint venture, unincorporated organization or governmental authority, body or entity or any department, agency or political subdivision thereof.

(b) Governing Law. This Agreement shall be governed by the laws of the United States to the extent applicable and otherwise by the laws of the State of New Jersey, excluding the choice of law rules thereof.

(c) No Contract for Continuing Services. This Agreement shall not be construed as creating any contract for continued services or employment between the Company or any of its Affiliates and the Executive and nothing herein contained shall give the Executive the right to be retained as an employee or other service provider of the Company and/or any of its Affiliates. Nothing in this Agreement shall change the “at will” nature of the Executive’s service or employment to the Company and/or its Affiliates or provide the Executive employee employment or similar engagement for any particular, defined or guaranteed term or duration.

(d) No Transfers. The Executive’s rights in an interest under this Agreement may not be assigned or transferred.

(e) Tax Withholding. The Company shall have the right to deduct from all payments hereunder any taxes required by law to be withheld with respect to such payments.

(f) Unfunded Obligation. Any amounts payable to Executive pursuant to this Agreement are unfunded obligations. The Company shall not be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any account shall not create or constitute a trust or fiduciary relationship between the Company and Executive, or otherwise create any vested or beneficial interest in Executive or Executive’s creditors in any assets of the Company.

(g) Section 409A of the Code. This Agreement and the LTIP Payments are intended to comply with or be exempt from the applicable requirements of Section 409A of the Internal Revenue Code (the “Code”) and shall be limited, construed, and interpreted in accordance with such intent. To the extent that the LTIP Payments are subject to Section 409A of the Code, the LTIP Payments shall be paid in a manner that will comply with Section 409A of the Code, including proposed, temporary, or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Notwithstanding anything herein to the contrary, any provision in this Agreement that is inconsistent with Section 409A of the Code shall be deemed to be amended to comply with or be exempt from Section 409A of the Code and, to the extent such provision cannot be amended to comply therewith or be exempt therefrom, such provision shall be null and void. Notwithstanding any contrary provision in this Agreement, any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) that are otherwise required to be made under this Agreement to a “specified employee” (as defined under Section 409A of the Code) as a result of such employee’s separation from service (other than a payment that is not subject to Section 409A of the Code) shall be delayed for the first six (6) months following such separation from service (or, if earlier, until the date of death of the specified employee) and shall instead be paid (in a manner set forth in this Agreement) upon expiration of such delay period. Notwithstanding the foregoing, the Company and its Affiliates make no representations that the LTIP Payments provided under this Agreement are exempt from or compliant with Section 409A of the Code and in no event shall the Company or any Affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A of the Code.

(h) Effect on Other Plans. Nothing in this Agreement shall be construed to limit the rights of the Executive under the Company’s and its Affiliates’ benefit plans, programs or policies.

(i) Benefits and Burdens. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

(j) Enforceability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(k) Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

(l) Dispute Resolution.

(i) Except as provided below, any dispute arising out of or relating to the Agreement or the breach, termination or validity of the Agreement shall be finally settled by binding arbitration conducted expeditiously in accordance with the J.A.M.S./Endispute Comprehensive Arbitration Rules and Procedures (the “J.A.M.S. Rules”). The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be New York, New York.

(ii) The arbitration shall commence within 60 days of the date on which a written demand for arbitration is filed by any party hereto. In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each party and any third-party witnesses. In addition, each party may take up to three depositions as of right, and the arbitrator may in the arbitrator’s discretion allow additional depositions upon good cause shown by the moving party. However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each party to the arbitration shall provide to the other, no later than seven Business Days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party’s witness or expert. The arbitrator’s decision and award shall be made and delivered within six months of the selection of the arbitrator. The arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability. The arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages, and each party hereby irrevocably waives any claim to such damages. The Company and the Executive shall split the costs of the arbitration.

(iii) The Company and the Executive (each, a “Party”) covenants and agrees that such Party will participate in the arbitration in good faith and shall keep all matters associated with the arbitration confidential. This Section 3(l) applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any Party may proceed in court without prior arbitration for the limited purpose of avoiding immediate and irreparable harm.

(iv) Each Party (A) hereby irrevocably submits to the jurisdiction of any United States District Court of competent jurisdiction for the purpose of enforcing the award or decision in any such proceeding, (B) hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution (except as protected by applicable law), that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (C) hereby waives and agrees not to seek any review by any court of any other jurisdiction which may be called upon to grant an enforcement of the judgment of any such court. Each Party hereby consents to service of process by registered mail at the address to which notices are to be given. Each Party agrees that its and his submission to jurisdiction and its and his consent to service of process by mail are made for the express benefit of each other Party. Final judgment against any Party in any such action, suit or proceeding may be enforced in other jurisdictions by suit, action or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other jurisdiction.

[SIGNATURE PAGE FOLLOWS]

WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

PHIBRO ANIMAL HEALTH CORPORATION:

By: __/s/ Jack C. Bendheim_______________________ Date: ______6/7/2023____________

Title: Chief Executive Officer and President

EXECUTIVE:

By: ___/s/ Larry L. Miller__________________________ Date: ____6/7/2023______________

EXHIBIT A

LTIP PAYMENTS

(i) $1,062,500 if the Executive has remained continuously employed with the Company and/or one of its Affiliates through June 30, 2024, payable concurrently with payments under the Company’s Management Incentive Plan for FY 2024.

(ii) $1,062,500 if the Executive has remained continuously employed with the Company and/or one of its Affiliates through June 30, 2025, payable concurrently with payments under the Company’s Management Incentive Plan for FY 2025.

(iii) $1,062,500 if the Executive has remained continuously employed with the Company and/or one of its Affiliates through June 30, 2026, payable concurrently with payments under the Company’s Management Incentive Plan for FY 2026.

(iv) $1,062,500 if the Executive has remained continuously employed with the Company and/or one of its Affiliates through June 30, 2027, payable concurrently with payments under the Company’s Management Incentive Plan for FY 2027.